The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-270004 and 333-270004-01

Subject to Completion. Dated April 17, 2024.

Pricing Supplement to the Prospectus and Prospectus Supplement, each dated April 13, 2023, the Underlying Supplement No. 1-I dated April 13, 2023 and the Product Supplement No. 2-I dated April 13, 2023

JPMorgan Chase Financial Company LLC

Medium-Term Notes, Series A
$
Capped Buffered Enhanced Participation Notes due 2025
(Linked to the S&P GSCI® Index Excess Return)

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

The notes will not bear interest. The amount that you will be paid on your notes on the stated maturity date (May 29, 2025, subject to adjustment) is based on the performance of the S&P GSCI® Index Excess Return (which we refer to as the underlier) as measured from and including the trade date (on or about April 22, 2024) to and including the determination date (May 27, 2025, subject to adjustment). If the final underlier level on the determination date is greater than the initial underlier level (set on the trade date), the return on your notes will be positive, subject to the maximum settlement amount (expected to be between $1,256.50 and $1,300.90 for each $1,000 principal amount note). If the final underlier level declines by up to 10.00% from the initial underlier level, you will receive the principal amount of your notes. If the final underlier level declines by more than 10.00% from the initial underlier level, the return on your notes will be negative. You could lose your entire investment in the notes. Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC (“JPMorgan Financial”), as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.

The underlier tracks the performance of futures contracts on commodities, not physical commodities. Generally, the return on an investment in commodity futures contracts is correlated with, but not the same as, the return on buying and holding the commodities underlying these contracts.

To determine your payment at maturity, we will calculate the underlier return, which is the percentage increase or decrease in the final underlier level from the initial underlier level. On the stated maturity date, for each $1,000 principal amount note, you will receive an amount in cash equal to:

•	if the underlier return is positive (the final underlier level is greater than the initial underlier level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) 1.50 times (c) the underlier return, subject to the maximum settlement amount;
•	if the underlier return is zero or negative but not below -10.00% (the final underlier level is equal to or less than the initial underlier level but not by more than 10.00%), $1,000; or
•	if the underlier return is negative and is below -10.00% (the final underlier level is less than the initial underlier level by more than 10.00%), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) approximately 1.1111 times (c) the sum of the underlier return plus 10.00%. You will receive less than $1,000. In no event, however, will the payment at maturity be less than $0.

Your investment in the notes involves certain risks, including, among other things, our credit risk. See “Risk Factors” on page S-2 of the accompanying prospectus supplement, “Risk Factors” on page PS-11 of the accompanying product supplement and “Selected Risk Factors” on page PS-12 of this pricing supplement.

The foregoing is only a brief summary of the terms of your notes. You should read the additional disclosure provided herein so that you may better understand the terms and risks of your investment.

If the notes priced today and assuming a maximum settlement amount equal to the middle of the range listed above, the estimated value of the notes would be approximately $979.30 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the final pricing supplement and will not be less than $969.30 per $1,000 principal amount note. See “Summary Information — The Estimated Value of the Notes” on page PS-7 of this pricing supplement for additional information about the estimated value of the notes and “Summary Information — Secondary Market Prices of the Notes” on page PS-7 of this pricing supplement for information about secondary market prices of the notes.

Original issue date (settlement date): on or about April 29, 2024

Original issue price: 100.00% of the principal amount

Underwriting commission/discount: up to 1.25% of the principal amount*

Net proceeds to the issuer:          % of the principal amount

See “Summary Information — Supplemental Use of Proceeds” on page PS-8 of this pricing supplement for information about the components of the original issue price of the notes.

*J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to an unaffiliated dealer. In no event will these selling commissions exceed 1.25% of the principal amount. See “Plan of Distribution (Conflicts of Interest)” on page PS-77 of the accompanying product supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement, the accompanying product supplement, the accompanying underlying supplement, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing Supplement dated April     , 2024

The original issue price, fees and commissions and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with fees and commission and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the price you pay for your notes.

We may use this pricing supplement in the initial sale of the notes. In addition, JPMS or any other affiliate of ours may use this pricing supplement in a market-making transaction in a note after its initial sale. Unless JPMS or its agents inform the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

SUMMARY INFORMATION

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

●     Product supplement no. 2-I dated April 13, 2023:

http://www.sec.gov/Archives/edgar/data/19617/000121390023029567/ea151907_424b2.pdf

●     Underlying supplement no. 1-I dated April 13, 2023:

http://www.sec.gov/Archives/edgar/data/19617/000121390023029543/ea151873_424b2.pdf

●     Prospectus supplement and prospectus, each dated April 13, 2023:

http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Underlier: the S&P GSCI® Index Excess Return (Bloomberg symbol, “SPGCCIP Index”), as published by S&P Dow Jones Indices LLC (“S&P”). The accompanying product supplement refers to the underlier as the “Index.”

Principal amount: each note will have a principal amount of $1,000; $          in the aggregate for all the offered notes; the aggregate principal amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this pricing supplement

Purchase at amount other than principal amount: the amount we will pay you at the stated maturity date for your notes will not be adjusted based on the price you pay for your notes, so if you acquire notes at a premium (or discount) to the principal amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in the notes will be lower (or higher) than it would have been had you purchased the notes at the principal amount. Also, the stated buffer level would not offer the same benefit to your investment as would be the case if you had

PS-3

purchased the notes at the principal amount. Additionally, the cap level would be triggered at a lower (or higher) percentage return than indicated below, relative to your initial investment. See “Selected Risk Factors — Risks Relating to the Notes Generally — If You Purchase Your Notes at a Premium to the Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at the Principal Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected” on page PS-13 of this pricing supplement.

Payment on the stated maturity date: for each $1,000 principal amount note, we will pay you on the stated maturity date an amount in cash equal to:

•	if the final underlier level is greater than or equal to the cap level, the maximum settlement amount;
•	if the final underlier level is greater than the initial underlier level but less than the cap level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the upside participation rate times (c) the underlier return;
•	if the final underlier level is equal to or less than the initial underlier level but greater than or equal to the buffer level, $1,000; or
•	if the final underlier level is less than the buffer level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the buffer rate times (c) the sum of the underlier return plus the buffer amount. You will receive less than $1,000. In no event, however, will the payment at maturity be less than $0.

Initial underlier level (to be set on the trade date and will be the closing level of the underlier on the trade date):          . The accompanying product supplement refers to the initial underlier level as the “Initial Value.”

Final underlier level: the closing level of the underlier on the determination date. In certain circumstances, the closing level of the underlier will be based on the alternative calculation of the underlier described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Index” on page PS-45 of the accompanying product supplement or “The Underlyings — Indices — Discontinuation of an Index; Alteration of Method of Calculation” on page PS-65 of the accompanying product supplement. The accompanying product supplement refers to the final underlier level as the “Final Value.”

Underlier return: the quotient of (i) the final underlier level minus the initial underlier level divided by (ii) the initial underlier level, expressed as a percentage

Upside participation rate: 1.50

Cap level (to be provided in the final pricing supplement): expected to be between 117.10% and 120.06% of the initial underlier level

Maximum settlement amount (to be provided in the final pricing supplement): expected to be between $1,256.50 and $1,300.90

Buffer level: 90.00% of the initial underlier level

Buffer amount: 10.00%

Buffer rate: the quotient of the initial underlier level divided by the buffer level, which equals approximately 1.1111

Trade date: on or about April 22, 2024

Original issue date (settlement date): on or about April 29, 2024

PS-4

Determination date: May 27, 2025, subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Index” on page PS-45 of the accompanying product supplement

Stated maturity date: May 29, 2025, subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Payment Date” on page PS-44 of the accompanying product supplement or early acceleration in the event of a commodity hedging disruption event as described under “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event — Acceleration of the Notes” on page PS-51 of the accompanying product supplement and in “Risk Factors — Risks Relating to the Notes Generally — We May Accelerate Your Notes If a Commodity Hedging Disruption Event Occurs” on page PS-13 of this pricing supplement. The accompanying product supplement refers to the stated maturity date as the “maturity date.”

No interest: The offered notes will not bear interest.

No listing: The offered notes will not be listed on any securities exchange or interdealer quotation system.

No redemption: The offered notes will not be subject to redemption right or price dependent redemption right.

Closing level: as described under “The Underlyings — Indices — Level of an Index” on page PS-64 of the accompanying product supplement

Business day: as described under “General Terms of Notes — Postponement of a Payment Date” on page PS-44 of the accompanying product supplement

Trading day: as described under “General Terms of Notes — Postponement of a Determination Date — Additional Defined Terms” on page PS-48 of the accompanying product supplement

Use of proceeds and hedging: as described under “Use of Proceeds and Hedging” on page PS-42 of the accompanying product supplement, as supplemented by “— Supplemental Use of Proceeds” below

Tax treatment: You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 2-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an

PS-5

investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

ERISA: as described under “Benefit Plan Investor Considerations” on page PS-79 of the accompanying product supplement

Supplemental plan of distribution: as described under “Plan of Distribution (Conflicts of Interest)” on page PS-77 of the accompanying product supplement; we estimate that our share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $          . We expect to agree to sell to JPMS, and JPMS expects to agree to purchase from us, the aggregate principal amount of the notes specified on the front cover of this pricing supplement. JPMS proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement, and to an unaffiliated dealer at that price and to pay that dealer a selling commission not in excess of 1.25% of the principal amount.

Conflicts of interest: JPMS has a “conflict of interest” within the meaning of FINRA Rule 5121 in any offering of the notes in which it participates because JPMorgan Chase & Co. owns, directly or indirectly, all of the outstanding equity securities of JPMS, because JPMS and we are under common control by JPMorgan Chase & Co. and because the net proceeds received from the sale of the notes will be used, in part, by JPMS or its affiliates in connection with hedging our obligations under the notes. The offering of the notes will comply with the requirements of Rule 5121 of Financial Industry Regulatory Authority, Inc. (“FINRA”) regarding a FINRA member firm’s underwriting of securities of an affiliate. In accordance with FINRA Rule 5121, neither JPMS nor any other affiliated agent of ours may make sales in the offering of the notes to any of its discretionary accounts without the specific written approval of the customer.

Calculation agent: JPMS

CUSIP no.: 48133W4V7

ISIN no.: US48133W4V72

FDIC: the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Supplemental Terms of the Notes

For purposes of the notes offered by this pricing supplement, all references to each of the following terms used in the accompanying product supplement will be deemed to refer to the corresponding term used in this pricing supplement, as set forth in the table below:

Product Supplement Term	Pricing Supplement Term
Index	underlier
Initial Value	initial underlier level
Final Value	final underlier level
pricing date	trade date
maturity date	stated maturity date
term sheet	preliminary pricing supplement

In addition, the following terms used in this pricing supplement are not defined in the accompanying product supplement: underlier return, upside participation rate, maximum settlement amount, cap level, buffer level, buffer amount and buffer rate. Accordingly, please refer to “Key Terms” on page PS-3 of this pricing supplement for the definitions of these terms.

The notes are not commodity futures contracts or swaps and are not regulated under the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”). The notes are offered pursuant to an exemption from regulation under the Commodity Exchange Act, commonly known as the hybrid instrument exemption, that is available to securities that have one or more payments indexed to the value, level or rate of one or more commodities, as set out in section 2(f) of that statute.

PS-6

Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading Commission.

Any values of the underlier, and any values derived therefrom, included in this pricing supplement may be corrected, in the event of manifest error or inconsistency, by amendment of this pricing supplement.

The Estimated Value of the Notes

The estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes, set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” on page PS-15 of this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” on page PS-15 of this pricing supplement.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and the unaffiliated dealer, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits realized in hedging our obligations under the notes, if any, may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. A fee will also be paid to iCapital Markets LLC, an electronic platform in which an affiliate of Goldman Sachs & Co. LLC, who is acting as a dealer in connection with the distribution of the notes, holds an indirect minority equity interest, for services it is providing in connection with this offering. See “Selected Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price of the Notes” on page PS-14 of this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” on page PS-16 of this pricing supplement. In addition, we generally expect that some of the costs included in the

PS-7

original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over the period from the trade date through July 22, 2024. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” on page PS-15 of this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Examples” on page PS-9 of this pricing supplement for an illustration of the risk-return profile of the notes and “The Underlier” on page PS-19 of this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and the unaffiliated dealer, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

PS-8

HYPOTHETICAL EXAMPLES

The following table and chart are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical underlier levels on the determination date could have on the payment at maturity assuming all other variables remain constant.

The examples below are based on a range of final underlier levels that are entirely hypothetical; no one can predict what the underlier level will be on any day throughout the term of your notes, and no one can predict what the final underlier level will be on the determination date. The underlier has been highly volatile in the past — meaning that the underlier level has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the principal amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below, such as interest rates, the volatility of the underlier and our and JPMorgan Chase & Co.’s creditworthiness. In addition, the estimated value of the notes will be less than the original issue price. For more information on the estimated value of the notes, see “Summary Information — The Estimated Value of the Notes” on page PS-7 of this pricing supplement. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Principal amount	$1,000
Upside participation rate	1.50
Cap level	117.10% of the initial underlier level
Maximum settlement amount	$1,256.50
Buffer level	90.00% of the initial underlier level
Buffer rate	approximately 1.1111
Buffer amount	10.00%

Neither a market disruption event nor a non-trading day occurs on the originally scheduled determination date

During the term of the notes, the underlier is not discontinued, the method of calculating the underlier does not change in any material respect, the underlier is not modified so that its level does not, in the opinion of the calculation agent, fairly represent the level of the underlier had those modifications not been made and a commodity hedging disruption event does not occur

Notes purchased on original issue date at the principal amount and held to the stated maturity date

Moreover, we have not yet set the initial underlier level that will serve as the baseline for determining the underlier return and the amount that we will pay on your notes, if any, at maturity. We will not do so until the trade date. As a result, the actual initial underlier level may differ substantially from the underlier level prior to the trade date.

For these reasons, the actual performance of the underlier over the term of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere in this pricing supplement. For information about the historical levels of the underlier during recent periods, see “The Underlier — Historical Closing Levels of the Underlier” below. Before investing in the offered notes, you should consult publicly available information to determine the levels of the underlier between the date of this pricing supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of

PS-9

return on your notes to a comparatively greater extent than the after-tax return on the commodity futures contracts included in the underlier.

The levels in the left column of the table below represent hypothetical final underlier levels and are expressed as percentages of the initial underlier level. The amounts in the right column represent the hypothetical payments at maturity, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level), and are expressed as percentages of the principal amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding principal amount of the offered notes on the stated maturity date would equal 100.000% of the principal amount of a note, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level) and the assumptions noted above.

Hypothetical Final Underlier Level (as Percentage of Initial Underlier Level)	Hypothetical Payment at Maturity (as Percentage of Principal Amount)
150.000%	125.650%
140.000%	125.650%
130.000%	125.650%
120.000%	125.650%
117.100%	125.650%
110.000%	115.000%
105.000%	107.500%
102.500%	103.750%
100.000%	100.000%
95.000%	100.000%
90.000%	100.000%
80.000%	88.889%
75.000%	83.333%
50.000%	55.556%
25.000%	27.778%
0.000%	0.000%

If, for example, the final underlier level were determined to be 25.000% of the initial underlier level, the payment that we would deliver on your notes at maturity would be approximately 27.778% of the principal amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the principal amount and held them to the stated maturity date, you would lose approximately 72.222% of your investment (if you purchased your notes at a premium to principal amount you would lose a correspondingly higher percentage of your investment). In addition, if the final underlier level were determined to be 150.000% of the initial underlier level, the payment that we would deliver on your notes at maturity would be capped at the maximum settlement amount (expressed as a percentage of the principal amount), or 125.650% of each $1,000 principal amount note, as shown in the table above. As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in the final underlier level over 117.100% of the initial underlier level.

The following chart also shows a graphical illustration of the hypothetical payments at maturity (expressed as a percentage of the principal amount of your notes) that we would pay on your notes on the stated maturity date, if the final underlier level (expressed as a percentage of the initial underlier level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final underlier level (expressed as a percentage of the initial underlier level) of less than 90.000% (the section left of the 90.000% marker on the horizontal axis) would result in a hypothetical payment at maturity of less than 100.000% of the principal amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical final underlier level (expressed as a percentage of the initial underlier level) of greater than or equal to 117.100% (the section right of the 117.100% marker on the horizontal axis) would result in a capped return on your investment.

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The payments at maturity shown above are entirely hypothetical; they are based on closing levels for the underlier that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical payments at maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical payments at maturity on notes held to the stated maturity date in the examples above assume you purchased your notes at their principal amount and have not been adjusted to reflect the actual price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Selected Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” on page PS-16 of this pricing supplement.

The hypothetical returns on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would likely be lower.

We cannot predict the actual final underlier level or what the market value of your notes will be on any particular day, nor can we predict the relationship between the underlier level and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual initial underlier level, cap level and maximum settlement amount we will provide in the final pricing supplement and the actual final underlier level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the table and chart above.

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Selected Risk Factors

An investment in your notes is subject to the risks described below, as well as the risks described under the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the commodity futures contracts included in the underlier to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

Risks Relating to the Notes Generally

You May Lose Some or All of Your Investment in the Notes

The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the underlier and will depend on whether, and the extent to which, the underlier return is positive or negative. Your investment will be exposed to loss on a leveraged basis if the final underlier level is less than the initial underlier level by more than 10%. For every 1% that the final underlier level is less than the initial underlier level by more than 10%, you will lose an amount equal to approximately 1.1111% of the principal amount of your notes. Accordingly, you could lose some or all of your initial investment at maturity. Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

Your Maximum Gain on the Notes Is Limited to the Maximum Settlement Amount

If the final underlier level is greater than the initial underlier level, for each $1,000 principal amount note, you will receive at maturity a payment that will not exceed the maximum settlement amount, regardless of the appreciation in the underlier, which may be significant. Accordingly, the amount payable on your notes may be significantly less than it would have been had you invested directly in the underlier. The maximum settlement amount will be provided in the final pricing supplement and is expected to be between $1,256.50 and $1,300.90.

The Notes Are Subject to the Credit Risks of JPMorgan Financial and JPMorgan Chase & Co.

The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Has Limited Assets

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

No Interest Payments

As a holder of the notes, you will not receive interest payments. As a result, even if the amount payable for your notes on the stated maturity date exceeds the principal amount of your notes, the overall return

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you earn on your notes may be less than you would have earned by investing in a non-index-linked debt security of comparable maturity that bears interest at a prevailing market rate.

We May Sell an Additional Aggregate Principal Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate principal amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Notes at a Premium to the Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at the Principal Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The amount you will be paid for your notes on the stated maturity date will not be adjusted based on the price you pay for the notes. If you purchase notes at a price that differs from the principal amount of the notes, then the return on your investment in the notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at the principal amount. If you purchase your notes at a premium to the principal amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at the principal amount or a discount to the principal amount. In addition, the impact of the buffer level and the cap level on the return on your investment will depend upon the price you pay for your notes relative to the principal amount. For example, if you purchase your notes at a premium to the principal amount, the cap level will permit only a lower percentage increase in your investment in the notes than would have been the case for notes purchased at the principal amount or a discount to the principal amount. Similarly, the buffer level, while still providing an increase in the return on the notes if the final underlier level is greater than or equal to the buffer level but less than the cap level, will allow a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at the principal amount or a discount to the principal amount.

We May Accelerate Your Notes If a Commodity Hedging Disruption Event Occurs

If we or our affiliates are unable to effect transactions necessary to hedge our obligations under the notes due to a commodity hedging disruption event, we may, in our sole and absolute discretion, accelerate the payment on your notes and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on your notes is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. Please see “General Terms of Notes — Consequences of a Commodity Hedging Disruption Event” on page PS-49 the accompanying product supplement for more information.

Lack of Liquidity

The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

The Final Terms and Valuation of the Notes Will Be Provided in the Final Pricing Supplement

The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the final pricing supplement. In particular, each of the estimated value of the notes, the cap level and the maximum settlement amount will be provided in the final pricing supplement and each may be as low as the applicable minimum set forth on the cover of this pricing supplement or under “Summary Information — Key Terms,” as applicable. Accordingly, you should consider your potential investment in the notes based on the minimums for the estimated value of the notes, the cap level and the maximum settlement amount.

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The Tax Consequences of an Investment in the Notes Are Uncertain

There is no direct legal authority as to the proper U.S. federal income tax characterization of the notes, and we do not intend to request a ruling from the IRS. The IRS might not accept, and a court might not uphold, the treatment of the notes described in “Key Terms — Tax treatment” in this pricing supplement and in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement. If the IRS were successful in asserting an alternative treatment for the notes, the timing and character of any income or loss on the notes could differ materially and adversely from our description herein. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Risks Relating to Conflicts of Interest

Potential Conflicts of Interest

We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes. Also, the distributor from which you purchase the notes may conduct hedging activities for us in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests, the economic interests of any distributor performing such duties and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, and the business activities of any distributor from which you purchase the notes, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. If the distributor from which you purchase notes is to conduct hedging activities for us in connection with the notes, that distributor may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the notes to you in addition to the compensation they would receive for the sale of the notes. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” on page PS-17 of the accompanying product supplement for additional information about these risks.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

The Estimated Value of the Notes Will Be Lower Than the Original Issue Price of the Notes

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for

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assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “Summary Information — The Estimated Value of the Notes” on page PS-7 of this pricing supplement.

The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates

The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “Summary Information — The Estimated Value of the Notes” on page PS-7 of this pricing supplement.

The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate

The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “Summary Information — The Estimated Value of the Notes” on page PS-7 of this pricing supplement.

The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Summary Information — Secondary Market Prices of the Notes” on page PS-7 of this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

Secondary Market Prices of the Notes Will Likely Be Lower Than the Original Issue Price of the Notes

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

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The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Risks Relating to the Notes Generally — Lack of Liquidity” on page PS-13 of this pricing supplement.

Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the underlier, including:

•	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	our internal secondary market funding rates for structured debt issuances;
•	the actual and expected volatility of the underlier;
•	the time to maturity of the notes;
•	interest and yield rates in the market generally;
•	supply and demand trends for the commodities upon which the futures contracts that compose the underlier are based or the exchange-traded futures contracts on those commodities;
•	the market prices of the commodities upon which the futures contracts that compose the underlier are based or the exchange-traded futures contracts on those commodities; and
•	a variety of other economic, financial, political, regulatory, geographical, agricultural, meteorological and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

Risks Relating to the Underlier

Commodity Futures Contracts Are Subject to Uncertain Legal and Regulatory Regimes

The commodity futures contracts that underlie the underlier are subject to legal and regulatory regimes that may change in ways that could adversely affect our ability to hedge our obligations under the notes and affect the level of the underlier. Any future regulatory changes may have a substantial adverse effect on the value of your notes. Additionally, in October 2020, the U.S. Commodity Futures Trading Commission adopted rules to establish revised or new position limits on 25 agricultural, metals and energy commodity derivatives contracts. The limits apply to a person’s combined position in the specified 25 futures contracts and options on futures (“core referenced futures contracts”), futures and options on futures directly or indirectly linked to the core referenced futures contracts, and economically equivalent swaps. These rules came into effect on January 1, 2022 for covered futures and options on futures contracts and on January 1, 2023 for covered swaps. The rules may reduce liquidity in the exchange-traded market for those commodity-based futures contracts, which may, in turn, have an adverse effect on any payments on the notes. Furthermore, we or our affiliates may be unable as a result of those restrictions to effect transactions necessary to hedge our obligations under the notes resulting in a commodity hedging disruption event, in which case we may, in our sole and absolute discretion, accelerate the payment on your notes. See “— Risks Relating to the Notes Generally — We May Accelerate Your Notes If a Commodity Hedging Disruption Event Occurs” above.

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Prices of Commodity Futures Contracts Are Characterized by High and Unpredictable Volatility, Which Could Lead to High and Unpredictable Volatility in the Underlier

Market prices of the commodity futures contracts included in the underlier tend to be highly volatile and may fluctuate rapidly based on numerous factors, including changes in supply and demand relationships, governmental programs and policies, national and international monetary, trade, political and economic events, wars and acts of terror, changes in interest and exchange rates, speculation and trading activities in commodities and related contracts, weather, and agricultural, trade, fiscal and exchange control policies. The prices of commodities and commodity futures contracts are subject to variables that may be less significant to the values of traditional securities, such as stocks and bonds. These variables may create additional investment risks that cause the value of the notes to be more volatile than the values of traditional securities. As a general matter, the risk of low liquidity or volatile pricing around the maturity date of a commodity futures contract is greater than in the case of other futures contracts because (among other factors) a number of market participants take physical delivery of the underlying commodities. Many commodities are also highly cyclical. The high volatility and cyclical nature of commodity markets may render such an investment inappropriate as the focus of an investment portfolio.

A Decision by an Exchange on Which the Commodity Futures Contracts Underlying the Underlier are Traded to Increase Margin Requirements for Those Futures Contracts may Affect the Level of the Underlier

If an exchange on which the commodity futures contracts underlying the underlier are traded increases the amount of collateral required to be posted to hold positions in those futures contracts (i.e., the margin requirements), market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause the level of the underlier to decline significantly.

The Notes Do Not Offer Direct Exposure to Commodity Spot Prices

The notes are linked to the underlier, which tracks commodity futures contracts, not physical commodities (or their spot prices). The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movements of a futures contract are typically correlated with the movements of the spot price of the referenced commodity, but the correlation is generally imperfect and price movements in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the notes may underperform a similar investment that is linked to commodity spot prices.

Owning the Notes is Not the Same as Owning any Commodities or Commodity Futures Contracts

The return on your notes will not reflect the return you would realize if you actually purchased the futures contracts that compose the underlier, the commodities upon which the futures contracts that compose the underlier are based, or other exchange-traded or over-the-counter instruments based on the underlier. You will not have any rights that holders of those assets or instruments have.

Higher Futures Prices of the Commodity Futures Contracts Underlying the Underlier Relative to the Current Prices of those Contracts may Affect the Level of the Underlier and the Value of the Notes

The underlier is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the exchange-traded futures contracts that compose the underlier approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in August may specify an October expiration. As time passes, the contract expiring in October is replaced with a contract for delivery in November. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “contango,” where the prices are higher in the distant delivery months than in the

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nearer delivery months, the purchase of the November contract would take place at a price that is higher than the price of the October contract, thereby creating a negative “roll yield.” Contango could adversely affect the level of the underlier and thus the value of notes linked to the underlier. The futures contracts underlying the underlier have historically been in contango.

Suspension or Disruptions of Market Trading in the Commodity Markets and Related Futures Markets may Adversely Affect the Level of the Underlier, and Therefore the Value of the Notes

The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of the underlier and, therefore, the value of your notes.

The Notes Are Linked to an Excess Return Index and Not a Total Return Index

The notes are linked to an excess return index and not a total return index.  An excess return index, such as the underlier, reflects the returns that are potentially available through an unleveraged investment in the contracts composing that index. By contrast, a “total return” index, in addition to reflecting those returns, also reflects interest that could be earned on funds committed to the trading of the underlying futures contracts.

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THE Underlier

The S&P GSCI® Index Excess Return is the excess return version of the S&P GSCI®, a composite index of commodity sector returns. The S&P GSCI® is a world production-weighted index that is designed to reflect the relative significance of principal non-financial commodities (i.e., physical commodities) in the world economy. The S&P GSCI® represents the return of a portfolio of the futures contracts for the underlying commodities. The S&P GSCI® Index Excess Return is an excess return index and not a total return index. An excess return index reflects the returns that are potentially available through an unleveraged investment in the contracts composing the underlier. By contrast, a “total return” index, in addition to reflecting those returns, also reflects interest that could be earned on funds committed to the trading of the underlying futures contracts. See “Commodity Index Descriptions — The S&P GSCI® Indices” on page US-106 of the accompanying underlying supplement.

In addition, information about the S&P GSCI® Index Excess Return may be obtained from other sources, including, but not limited to, the underlier sponsor’s website (including information regarding the 2023 contract production weights). We are not incorporating by reference into this pricing supplement the website or any material it includes. Neither we nor any agent or dealer for this offering makes any representation that this publicly available information regarding the underlier is accurate or complete.

Questions and Answers

What Does the Underlier Track?

The underlier for your notes, i.e., the S&P GSCI® Index Excess Return, is a world production-weighted index that is designed to reflect the relative significance of principal non-financial commodities (i.e., physical commodities) in the world economy. The underlier tracks the performance of a weighted basket of futures contracts on certain physical commodities. The level of the underlier goes up or down depending on the overall performance of this weighted basket of commodity futures contracts.

Although the underlier tracks the performance of the commodity markets in a manner generally similar to the way in which an index of equity securities tracks the performance of the stock market, there are important differences between a commodity index and an equity index. First, an equity index typically weights the stocks in the index based on market capitalization, a concept that has no applicability to a commodity index. In contrast, the commodities included in the underlier are weighted based on their world production levels and the dollar value of those levels. Second, unlike stocks, commodity futures contracts expire periodically and, in order to maintain an investment in commodity futures contracts, it is necessary to liquidate these commodity futures contracts before they expire and establish positions in longer-dated commodity futures contracts. This feature of the underlier, which is discussed above, has important implications for changes in the value of the underlier.

What Is a Commodity Futures Contract?

A commodity futures contract is an agreement either to buy or sell a set amount of a physical commodity at a predetermined price and delivery period (which is generally referred to as “delivery month”), or to make and receive a cash payment based on changes in the price of the commodity. Generally speaking, the return on an investment in commodity futures contracts is correlated with, but different from, the return on buying and holding physical commodities. The underlier currently is composed solely of commodity futures contracts on physical commodities traded on regulated futures trading facilities. However, it is possible that the underlier will in the future include swaps or other derivatives that are cleared through a centralized clearing house.

Why Does the Underlier Track Commodity Futures Contracts and Not Physical Commodities?

While holding an inventory of physical commodities may have certain economic benefits (for example, a refinery could use a reserve of crude oil for the continuation of its operations), it also poses administrative burdens and costs, including those arising from the need to store or transport physical commodities. These requirements and costs may prove unattractive to investors who are interested solely in the price movement of commodities. Commodity futures contracts permit an investor to obtain exposure to the prices of commodities without directly incurring these requirements and costs. However, an investor in

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commodity futures contracts, or in an index of commodity futures contracts, can be indirectly exposed to these costs, which may be reflected in the prices of the commodity futures contracts and therefore in the underlier level. In addition, the fact that commodity futures contracts have publicly available prices allows calculation of an index based on these prices. The use of commodity futures contracts, therefore, allows the underlier to separate the exposure to price changes from the ownership of the underlying physical commodity, and thus allow participation in the upside and downside movement of commodity prices independently of the physical commodity itself.

How Is the Basket of Commodity Futures Contracts Weighted?

The basket of commodity futures contracts that the underlier tracks is production-weighted, which means that the weight of each commodity futures contract included in the underlier is determined by the average quantity of global production of the underlying physical commodity and its dollar value in the last five years of available data.

Can the Contracts Included in the Underlier and/or Their Weightings Be Changed over Time?

In order for a commodity futures contract to be included in the underlier for the first time or to remain in the underlier, that contract and its underlying physical commodity must satisfy predetermined criteria, e.g., denomination, duration until expiry, availability of futures contracts to be rolled into, location of the primary trading facility, accessibility to market participants, trading history, trading volume and minimum weight in the basket. The underlier sponsor performs monthly and annual calculations to determine whether the constituent futures contracts meet these thresholds. If, at the time of an annual review, certain futures contracts that are included in the underlier fail to satisfy the criteria and/or certain futures contracts that have not been included in the underlier satisfy these criteria, the composition of the underlier will generally be changed. If, at the time of the monthly review between annual reviews, certain futures contracts that are included in the underlier cease to satisfy the specified criteria, certain futures contracts might drop out of the underlier, which will in turn result in a re-weighting of the underlier. Any such changes may impact the underlier, and therefore your notes. See “Commodity Index Descriptions — The S&P GSCI® Indices” on page US-106 of the accompanying underlying supplement.

If the Price of the Underlying Physical Commodities Goes Up, Will the Underlier Level, Therefore, Also Go Up?

Not necessarily, for two reasons:

First, your notes are linked to the performance of the underlier, which in turn tracks the performance of the basket of commodity futures contracts included in the underlier, rather than individual physical commodities themselves. Changes in the prices of commodity futures contracts should generally track changes in the prices of the underlying physical commodities, but, as described above under “— Why Does the Underlier Track Commodity Futures Contracts And Not Physical Commodities?”, the prices of commodity futures contracts might from time to time move in ways or to an extent that differ from movements in physical commodity prices. Therefore, you may observe prices of a particular commodity going up and the underlier level not changing in the same way.

Second, because commodity futures contracts have expiration dates – i.e., dates upon which trading of the commodity futures contract ceases, there are certain adjustments that need to be made to the underlier in order to retain an investment position in the commodity futures contracts. These adjustments, which are described below and primarily include the mechanic of “rolling,” may have a positive or negative effect on the level of the underlier. As a result, these adjustments may, in certain instances, cause a discrepancy between the performance of the underlier and the performance of the underlying commodity futures contracts.

What Does “Rolling” a Commodity Futures Contract Mean?

Since any commodity futures contract has a predetermined expiration date on which trading of the commodity futures contract ceases, holding a commodity futures contract until expiration will result in delivery of the underlying physical commodity or the requirement to make or receive a cash settlement. “Rolling” the commodity futures contracts, i.e., (i) selling near-dated (i.e., commodity futures contracts that

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are nearing expiration) commodity futures contracts before they expire and (ii) buying longer-dated futures contracts (i.e., commodity futures contracts that have an expiration date further in the future), allows an investor to maintain an investment position in commodities without receiving delivery of physical commodities or making or receiving a cash settlement.

The underlier replicates an actual investment in commodity futures contracts, and therefore takes into account the need to roll the commodity futures contracts included in the underlier, and reflects the effects of this rolling. Specifically, as a commodity futures contract included in the underlier approaches expiration, the underlier is calculated as if the commodity futures contract in the lead delivery month is sold and the proceeds of that sale are used to purchase a commodity futures contract of equivalent value in the next delivery month designated pursuant to the underlier methodology. If the price of the designated commodity futures contract is lower than the price of the commodity futures contract then included in the underlier, the “rolling” process results in a greater quantity of the second commodity futures contract being acquired for the same value.

Conversely, if the price of the designated commodity futures contract is higher than the price of the contract then included in the underlier, the “rolling” process results in a smaller quantity of the designated commodity futures contract being acquired for the same value.

What Do “Contango” and “Backwardation” Mean?

When the price of a near-dated commodity futures contract is greater than that of a longer-dated commodity futures contract, the market for these futures contracts is referred to as in “backwardation”. On the other hand, the market is referred to as in “contango” when the price of a near-dated commodity futures contract is less than that of a longer-dated commodity futures contract. “Rolling” commodity futures contracts in a backwardation or contango market can affect the level of the underlier.

How Does Rolling Affect the Level of the Underlier?

“Rolling” can affect the underlier in the following two ways:

First, if, as described under “What Does ‘Rolling’ a Commodity Futures Contract Mean?” above, the underlier theoretically owns more commodity futures contracts as a result of the rolling process (albeit at a lower price), the gain or loss on the new position for a given movement in the prices of the commodity futures contracts will be greater than if the underlier had owned the same number of commodity futures contracts as before the rolling process. Conversely, if the underlier theoretically owns fewer commodity futures contracts as a result of the rolling process (albeit at a higher price), the gain or loss on the new position for a given movement in the prices of the commodity futures contracts will be less than if the underlier had owned the same number of commodity futures contracts as before the rolling process. Therefore, these differentials in the quantities of futures contracts sold and purchased may have a positive or negative effect on the level of the underlier (measured on the basis of its dollar value).

Second, the underlier theoretically sells a near-dated commodity futures contract when it gets close to expiry and buys the longer-dated commodity futures contract. In a contango market, longer-dated commodity futures contracts are at higher prices than the near-dated commodity futures contracts. In the absence of significant market changes, the prices of the longer-dated commodity futures contracts which the underlier theoretically buys and holds are expected to (but may not) decrease over time as they near expiry. This expected decrease in price of these longer-dated commodity futures contracts as they near expiry can potentially cause the level of the underlier to decrease. In a backwardation market, where the prices of near-dated commodity futures contracts are greater than the prices of longer-dated commodity futures contracts, the price of longer-dated commodity futures contracts which the underlier theoretically buys and holds are expected to (but may not) increase as they near expiry. However, there are a number of different factors affecting the underlier level (as described below in “What Factors Affect the Calculation of the Level of the Underlier Other than Rolling?”).

Does the Underlier Have a Total Return Feature?

No. The return on your notes is based on the performance of the underlier, which reflects the price return and roll yield of the futures contract included in the underlier. It is not, however, linked to a “total return”

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index or strategy, which, in addition to reflecting those returns, would also reflect interest that could be earned on funds committed to the trading of the underlying futures contracts. The underlier does not include such a total return feature or interest component.

How Else Are the Effects of Rolling Mitigated?

Because the underlier is diversified across underlying commodity investments, it is probable that underlying commodities will present varying market conditions, with some commodities generally being in contango and others generally being in backwardation. This diversification may help to offset the risk losses and gains attributable to rolling. Additionally, any losses or gains attributable to rolling may be offset by price movements in the underlying commodity. However, there is no assurance that diversification will mitigate some or all of the negative effects of this rolling at any time or at all.

What Factors Affect the Calculation of the Level of the Underlier Other than Rolling?

The value of the underlier on any business day for purposes of the underlier (an “S&P GSCI Business Day”) is determined by making certain adjustments to the value of the underlier on the immediately preceding S&P GSCI Business Day, based mainly on the performance of the commodity futures contracts. The factors affecting the scale of such adjustment, other than the effect of the rolling of the commodity futures contracts, are: (i) the price of the commodity futures contracts included in the underlier and (ii) the production-weight of each commodity futures contract in the underlier.

The price of the commodity futures contracts reported by the relevant trading facilities expose the underlier to price volatility. The production weight of each contract in the underlier will be determined annually based on the global production of the underlying physical commodity, and adjusted as described above.

Can We Assume Any of These Factors Will Have a Direct Effect on the Level of the Underlier?

These factors are interrelated in complex ways and affect the performance of the commodity futures contracts composing the underlier and, therefore, may offset each other in calculation of the level of the underlier. For example, a negative price performance in a contract with a larger production weight may completely eliminate a positive price performance in a contract with a smaller production weight. Therefore, you should not assume any one of these factors, the effect of rolling or any other factors (e.g., the positive price movement of any underlying physical commodity) will have a direct and linear effect on the performance of the commodity futures contracts and the level of the underlier at any given time. The level of the underlier, and therefore the amount payable on your notes, may decline even when one or more of these factors is favorable for the reasons explained in these questions and answers.

Where Can Additional Information on the Underlier Be Obtained?

For information about recent levels of the underlier, please read the subsection entitled “— Historical Closing Levels of the Underlier” below. For further explanation on the underlier methodologies of the underlier for your notes and the S&P GSCI® Index, please read the section entitled “The Underlier” above.

Historical Closing Levels of the Underlier

The closing level of the underlier has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing level of the underlier during any period shown below is not an indication that the underlier is more or less likely to increase or decrease at any time during the term of your notes.

You should not take the historical levels of the underlier as an indication of the future performance of the underlier. We cannot give you any assurance that the future performance of the underlier or the commodity futures contracts included in the underlier will result in a return of any of your initial investment on the stated maturity date. In light of the increased volatility currently being experienced by the securities and commodity markets, and recent market declines, it may be substantially more likely that you could lose all or a substantial portion of your investment in the notes.

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Neither we nor any of our affiliates make any representation to you as to the performance of the underlier. The actual performance of the underlier over the term of the offered notes, as well as the amount payable at maturity, may bear little relation to the historical levels shown below.

The graph below shows the closing levels of the underlier on each day from January 2, 2019 through April 15, 2024. The closing level of the underlier on April 15, 2024 was 317.6962. We obtained the closing levels shown above and in the graph below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.

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